EXHIBIT 19.1

Insider Trading and Trading Window Policy

Alarm.com's stock is publicly traded on the NASDAQ stock market under the symbol ALRM. As such, trades in the company’s securities are subject to federal and state securities laws, rules and regulations and you must comply with the provisions of these laws and our policies. During the course of your relationship with Alarm.com, you will learn information about us that is not publicly known. It is illegal for you to buy or sell our stock or the stock of companies working with Alarm.com, on the basis of material nonpublic information. It is also illegal for you to “tip” or pass such information on to others who use it to buy or sell our stock.

Covered Persons

This policy applies to all directors, officers, employees, consultants and contractors of Alarm.com and its subsidiaries. This policy also applies to all family members and other household members of those covered by this policy and all other persons or entities whose investment decisions are influenced or controlled by those covered by this policy. It is also Alarm.com's policy to comply with applicable securities laws concerning trading in company securities on the company’s behalf.

Statement of Policy

This policy prohibits not only illegal activities, but also other trading activities that may not be illegal. These additional restrictions are designed to protect you and us from even the appearance of improper activity. Our policy is as follows:

1.You may not trade our stock while you possess information about Alarm.com that is material and nonpublic. Material information is information that a reasonable person would consider important in deciding whether to buy or sell our stock. For example, material information may include (but is not limited to) financial results, merger or acquisition news, joint venture developments, litigation filings or results, governmental actions, cybersecurity incidents, or key personnel hires or departures. Nonpublic information is information that has not been announced publicly, such as by press release, conference call, public filing or similar means of public dissemination. You must wait until the second trading day after the information is publicly announced before you can trade. For example, if the information is publicly announced late on a Tuesday, you cannot trade until Thursday. In addition, you are not allowed to buy or sell stock during any “blackout” period announced by Alarm.com.

2.You may not discuss material nonpublic information about Alarm.com with anyone outside Alarm.com. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a nondisclosure or other confidentiality agreement and the discussion is necessary to accomplish a business purpose of Alarm.com).

3.You may buy or sell our stock only when the trading window period is open and when you do not possess material nonpublic information about Alarm.com. Trading window periods are those periods of time during which employees, directors, contractors and consultants can, potentially, trade our stock, so long as they are not in possession of material nonpublic information. At these times, the “window” is said to be “open.” Our window periods are routinely posted in the form of a blackout calendar that can be found    at [***]. In addition, from time to time we may inform personnel that the window is “closed.” This type of announcement is generally made via email. You may not trade when the trading window is closed, even if you do not possess any material nonpublic information. These closed trading windows generally run from two weeks prior to quarter or year-end through two trading days past the earnings release date for that period.

4.You may not trade derivative securities of Alarm.com at any time. Derivative securities are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee stock options, which are not derivative securities.

5.You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Alarm.com securities, including collars, equity swaps, exchange funds and prepaid variable forward sale contracts.

6.You may not engage in short selling of our securities or purchase our securities on margin or hold them in a margin account at any time. Short selling includes transactions in which you, expecting the stock price to decrease, borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Purchasing our securities on margin is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

7.You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums concerning the activities of Alarm.com or other companies with which Alarm.com does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit prior authorization from the Chief Compliance Officer.

8.You may never recommend to another person that he or she buy, hold or sell our stock.

9.The restrictions above also apply to transactions in the stocks of other companies, to the extent you have learned material nonpublic information about these companies as a result of your role with Alarm.com.

The only exceptions to this policy are specifically noted below. Trading activities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or that are small transactions are not exempted from this policy. Insider trading laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Rule 10b5-1 Plans

Notwithstanding the prohibitions above, directors, officers and other employees may establish written plans pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934 which permit (a) automatic trading of our stock according to set criteria or (b) trading of our stock by an independent person (such as an investment bank) who is not aware of material nonpublic information. So long as the plan is properly established, trading pursuant to a plan may occur even at a time outside of our “window period” or when the plan participant is aware of material nonpublic information. Each form of plan must be reviewed and approved by the Chief Compliance Officer on behalf of Alarm.com, solely to confirm compliance with the guidelines set forth herein. These plans may only be established and subsequently amended at a time when the plan participant is not aware of material nonpublic information.

A director, officer or employee may adopt a Rule 10b5-1 plan during an open trading window when they are not in possession of material nonpublic information. If a director or executive officer adopts, modifies or terminates a Rule 10b5-1 plan, such event is required to be disclosed with the U.S. Securities and Exchange Commission (SEC). If any other employee wishes to modify or terminate their Rule 10b5-1 plan, they may do so only (a) with prior written notice to our Chief Compliance Officer, (b) in full compliance with the requirements of the plan guidelines and (c) at a time when they are permitted to trade in our stock under the guidelines set forth herein (i.e., during an open trading window when not in possession of any material nonpublic information). Furthermore, at the discretion of Alarm.com, the terms of such a plan may be disclosed to the public through a press release, by placement on our website or through other means to be determined by Alarm.com.

Preclearance

Directors and executive officers must obtain preclearance from the Clearance Officer before conducting any transactions, including gifts and other transfers, in Alarm.com securities. This requirement does not apply to transactions pursuant to a previously approved Rule 10b5-1 plan.

Consequences of Violations

Violations of either the insider trading laws or this policy are extremely serious matters. The SEC and the stock exchanges monitor stock trading and routinely investigate suspicious activity. The penalties for violating the insider trading laws are severe (including fines and imprisonment), and even having to respond to an investigation can result in significant legal expenses and unwanted negative publicity for both you and us.

In addition, violation of this policy may result in personnel action, up to and including termination of your employment or other relationship with us.

Additional Information and Questions

If you have any questions about any aspect of this policy, you are encouraged to contact our Chief Compliance Officer, Daniel Ramos at [***]. You may also refer to the “Insider Trading and Trading Window Policy Frequently Asked Questions” document, which is an Addendum to the Employee Handbook.

INSIDER TRADING AND TRADING WINDOW POLICY

FREQUENTLY ASKED QUESTIONS

1.What is insider trading?

A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material nonpublic information and you trade, you have broken the law.

2.Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

3.What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things – financial results, potential mergers, major contracts or cybersecurity incidents. Information is nonpublic if it has not yet been released and disseminated to the public.

4.Who can be guilty of insider trading?

A: Anyone who buys or sells a security while in possession of material nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Alarm.com or one of its subsidiaries – if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.

5.Does Alarm.com have an insider trading policy?

A: Yes. The policy can be found in the employee handbook.

6.What if I work in a foreign office?

A: There is no difference. The policy and law applies to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the
U.S. apply. The U.S. Securities and Exchange Commission or SEC (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based outside of the United States. In addition, as an Alarm.com employee, our policies apply to you no matter where in the world you work.

7.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material nonpublic information about Alarm.com with anyone outside Alarm.com, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about Alarm.com or companies with which Alarm.com does business.

8.What if I don’t tell them the information itself but just tell them whether they should buy or sell?

A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.

9.What are the penalties if I trade on inside information, or tip off someone else?

A: Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.

10.What is “loss avoided?”

A: If you sell a common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11.Am I restricted from trading securities of any companies other than Alarm.com (for example a customer or competitor of Alarm.com)?

A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Alarm.com, you sometimes obtain confidential information about other companies and their business dealings with Alarm.com.

12.So if I don't trade Alarm.com securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires, so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

13.If I am aware of product developments that have not been announced to the public, do I possess material nonpublic information?

A: In most circumstances, Alarm.com does not consider product developments to be material information that would require the closing of the trading window with respect to those individuals that are aware of these developments. However, there are circumstances in which a new product in development or issues with respect to current or past products (such as defects) could be so significant that such an event constitutes material nonpublic information. If you are uncertain, contact your manager or Alarm.com's Chief Compliance Officer.

14.So when can I buy or sell my Alarm.com securities?

A: If you have material nonpublic information, you may not buy or sell our common stock until the second trading day after that information is released or announced. At that point, the information is considered public. Even if you do not have material nonpublic information, you may not trade in our common stock during any trading “blackout” period. A list of current blackout periods can be found at [***] and additional trading blackout periods may be announced by email.

15.If I have an open order to buy or sell Alarm.com securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?

A: No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of insider trading laws.

16.Am I allowed to trade derivative securities of Alarm.com or short sell Alarm.com common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

17.Why does Alarm.com prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted such policies because of the temptation such volatility represents to try to benefit from trading on short- term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we prohibit employees from such trading. In addition, “shorting” a stock means that you are trying to profit from a decline in the price of our stock. Short selling our common stock is adverse to our company values and would not be received well by our stockholders. U.S. federal securities laws also prohibit directors and certain officers from short selling Alarm.com stock.

18.Can I purchase Alarm.com securities on margin or hold them in a margin account?

A: No. You may not purchase Alarm.com common stock on margin or hold it in a margin account at any time.

19.Why does Alarm.com prohibit me from purchasing Alarm.com securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If your margin call were called at a time when you had material nonpublic information and you could not or did not supply other collateral, you and Alarm.com could be subject to litigation based on your insider trading activities, i.e., the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The SEC takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

20.Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

21.Am I subject to the trading blackout period if I am no longer an employee of Alarm.com?

A: It depends. If your employment with Alarm.com ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Alarm.com ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Alarm.com, you should not trade in Alarm.com securities if you possess material nonpublic information. That restriction stays with you as long as the information you possess is material and not released by Alarm.com.

22.Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: Gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material nonpublic information or during a trading blackout period may only be made with the prior written approval of Alarm.com's Chief Compliance Officer.

23.What if I purchased publicly-traded options or other derivative securities before I became an Alarm.com employee (or director, contractor or consultant)?

A: The same rules apply as for employee stock options. You may exercise the publicly-traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material nonpublic information.

When you become an Alarm.com employee (or director, contractor or consultant), you must report to our Chief Compliance Officer that you hold such publicly-traded options or other derivative securities.

24.May I own shares of a mutual fund that invests in Alarm.com?

A: Yes.

25.Are my mutual fund shares that hold Alarm.com stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding our common stock at any time.

26.May I use an “automatic trading program” or “10b5-1 plan?”

A: Directors and employees may, subject to the requirements discussed in our Insider Trading and Trading Window Policy, establish automatic trading programs, also known as 10b5-1 plans. These plans set up highly structured programs with stock brokers through which the time, date, price, and amount of securities to be traded are specified ahead of time.

27.What happens if I violate our insider trading policy?

A: Violation of our policies may result in severe personnel action, up to and including termination of your employment (or other relationship with Alarm.com).

28.Whom should I contact if I have questions about our insider trading policy?

A: You should contact our Chief Compliance Officer, Daniel Ramos, at [***].